Exhibit 99.1

NEW CASTLE, Pa., November 5, 2015 /PRNewswire/ -- Axion Power International, Inc. (Nasdaq: AXPW), a developer of advanced lead-carbon PbC® batteries and energy storage systems, announced today that it has completed a private placement of $9.0 million principal amount of senior convertible notes and warrants with institutional investors.

Maxim Group LLC acted as sole placement agent in connection with the transaction.

At closing, Axion will receive approximately $1.60 million in proceeds, net of placement fees and expenses, and will receive seven subsequent monthly tranches in the principal amount of $1,000,000 each and an eighth monthly tranche in the principal amount of $150,000.  The notes carry interest at 9% per annum and have a twelve-month amortization schedule with interest beginning at closing and can be paid, at the Company's option, in cash or in discounted registered shares, assuming certain equity conditions set forth in the notes are met. In addition, the investors are entitled to convert the note, or any portion of the note, into shares, utilizing the 105% 'premium to market' price determined at closing ($1.23). The investors are also entitled to approximately 150% warrant coverage in 24-month warrants, with an exercise price equal to the lower of 110% of the market price at closing ($1.29) and 85% of the market price at the time of exercise. Any funds received from warrant exercise to common stock would be incremental to the offering.

The full terms of the transaction have been filed in an 8-K dated November 5, 2015, and we encourage investors to read the filing for a better understanding of all terms of the funding.

This press release does not and shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any state or jurisdiction.

About Axion Power International, Inc.

Axion Power is an industry leader in lead-carbon energy storage.  Its PbC battery technology utilizing proprietary activated carbon electrodes is the only advanced battery that can be assembled on existing lead-acid production lines throughout the world. Axion Power's primary goal is to become the leading supplier of carbon electrode assemblies for lead-acid battery companies around the world.

For more information, visit www.axionpower.com.

Forward-looking Statements

Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include the risk for the Company to complete its development work, as well as the risks inherent in commercializing a new product (including technology risks, market risks, financial risks and implementation risks, and other risks and uncertainties affecting the Company), as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. We disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events, or otherwise.

Contacts

Axion Power International, Inc.
Danielle Baker, Chief Accounting Officer
info@axionpower.com

Allen & Caron Inc
Rudy Barrio (Investors)
r.barrio@allencaron.com
(212) 691-8087